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                                                                     Exhibit 4.3

                          UNITED STATES DISTRICT COURT
                          WESTERN DISTRICT OF VIRGINIA
                                ROANOKE DIVISION

                      IN RE OPTICAL CABLE CORPORATION      )

            SECURITIES LITIGATION            )    Case No. 7:01CV00937

                                   ___________

                            STIPULATION OF SETTLEMENT

     THIS STIPULATION OF SETTLEMENT ("Stipulation" or "Settlement") is made and entered into as of July 18, 2002, by and among (a) plaintiffs in the above-captioned class action lawsuit ("Plaintiffs") on their own behalf and on behalf of the class as hereinafter defined, and (b) Optical Cable Corporation ("OCCF" or "the Company"), Robert Kopstein ("Kopstein"), Kenneth W. Harber ("Harber") and Luke J. Huybrechts ("Huybrechts") (collectively, the "Defendants") by their undersigned counsel as set forth below:

     WHEREAS, the captioned securities class action entitled Optical Cable Corporation Securities Litigation, Master Consolidated Docket No. 7:01CV00937 (the "Action") consists of several lawsuits filed in the United States District Court for the Western District of Virginia: Charles S. Farrell, Jr. v. Optical Cable Corporation, No. 7-01CV00937; Lerner Group v. Optical Cable Corporation, No. 7:01CV01005; Richard Simone v. Optical Cable Corporation, No. 7:01CV01033; Charles H. Yeatts v. Optical Cable Corporation, No. 7:02CV00088.

     WHEREAS, by Order dated March 22, 2002, the United States District Court for the Western District of Virginia (the "District Court") consolidated all pending Federal securities actions against the Defendants and appointed Charles
S. Farrell, Jr., Richard Simone, Charles E.

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Yeatts and Rivka Carmi as lead plaintiffs ("Lead Plaintiffs") and approved Lead
Plaintiffs' selection of Federman & Sherwood and Cauley, Geller, Bowman & Coates, LLP as co-lead counsel for Lead Plaintiffs ("Co-Lead Counsel for Lead Plaintiffs"); and

     WHEREAS, on May 2, 2002, Lead Plaintiffs, individually and as putative representatives of a class consisting of all persons and entities who purchased the common stock of the Company during the period commencing June 14, 2000, through and including September 26, 2001 (the "Class Period"), but excluding the Defendants, their immediate families, and any subsidiary, or controlling or controlled person of such persons or entities, filed a consolidated amended class action complaint (the "Complaint") in the Action, against the Defendants, superseding all complaints previously filed;

     WHEREAS, Plaintiffs allege, inter alia, that the Defendants violated certain sections of the Securities Exchange Act of 1934 (the "Exchange Act") as a result of certain alleged material misstatements and omissions in connection with the investment practices of the Company's former President, CEO and controlling shareholder, Robert Kopstein, and the potential impact of such practices on the Company's financial position, which allegedly had the effect of artificially inflating the market price of the Company's common stock during the Class Period;

     WHEREAS, on June 10, 2002, the Defendants moved to dismiss the Complaint;

     WHEREAS, Co-Lead Counsel for Lead Plaintiffs and counsel for the Defendants have engaged in several negotiations regarding settling the claims against the Defendants, which resulted in settlement of the Action on terms contained in a Memorandum of Understanding ("MOU") executed by Co-Lead Counsel for Lead Plaintiffs and counsel for the Defendants;

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     WHEREAS, Defendants deny any wrongdoing in connection with the claims alleged in the Action, but, nevertheless, without acknowledging in any way any fault, wrongdoing or liability whatsoever, Defendants have concluded that further defense of the Action would be protracted and burdensome and expensive and therefore are willing to enter into a settlement in accordance with the terms of this Stipulation (the "Settlement"), solely in order to eliminate the controversies and to avoid further expense and inconvenience;

     WHEREAS, attorneys for Plaintiffs have: (i) conducted a thorough investigation into and analysis of the facts and the law relating to the matters at issue in the Action which investigation included review and analysis of the Company's filings with the United States Securities and Exchange Commission for fiscal years 1999 through 2002, the Company's press releases and other publicly disseminated statements made by the Company during the relevant time period, reports and articles contained in the print and electronic media and computer data bases and reports of securities analysts and investor advisory services;
(ii) considered carefully the likelihood of success against the Defendants and the likely total damages which could be recovered against the Defendants; (iii) conducted extensive arms' length settlement negotiations with counsel for Defendants; and (iv) determined, after taking into account the substantial benefits conferred on the Class by a settlement in accordance with the terms of this Stipulation, that this settlement would be fair, reasonable and adequate and in the best interests of the Class;

     NOW THEREFORE, it is hereby stipulated and agreed by Lead Plaintiffs and the Defendants, acting through their respective counsel, subject to District Court approval pursuant to Rule 23(e) of the Federal Rules of Civil Procedure that the Action be compromised and settled

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as against the Defendants, with prejudice, upon and subject to the following terms and conditions:

I.   DEFINITIONS

1. As used in this Stipulation, in addition to the terms defined above and elsewhere in the Stipulation, the following terms shall have the following meanings:

a. "Authorized Claimant" means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation;

b. "Claimant" means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe;

c. "Class" and "Class Members" mean, for purposes of this settlement only, Plaintiffs and all other persons or entities who purchased or acquired the common stock of the Company during the period commencing June 14, 2000 through and including September 26, 2001. Excluded from the Class are Defendants; the members of the individual Defendants' immediate families; the Company's current and former officers and directors, and their assigns; any entity in which any Defendant has or had a controlling interest; and the legal affiliates, representatives, heirs, controlling persons, successors and predecessors in interest or assigns of any such excluded person or entity.

d. "Class Period" means, the period of time commencing June 14, 2000 through and including September 26, 2001;

e. "Co-Lead Counsel for Lead Plaintiffs" means the law firms of Federman & Sherwood and Cauley, Geller, Bowman & Coates, LLP ("Cauley Geller");

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f.      "Effective Date" means the date upon which the settlement contemplated by this Stipulation becomes effective as set forth in paragraph 10 below;

g. "Escrow Agent" means the law firms of Federman & Sherwood and Cauley Geller or their agent or successor(s);

h. "Releasees" means any and all of the Defendants and any and all of their present and former parents, subsidiaries, affiliates, predecessors and successors, and each of their present and former officers, directors, employees, partners, and principals, trustees, attorneys, auditors, accountants, investment bankers, consultants, agents, insurers, co-insurers, re-insurers and each of their respective heirs, executors, administrators, predecessors, successors, and assigns;

i. "Settled Claims" means any and all claims arising out of the purchase, sale or ownership of the Company's common stock during the Class Period, whether known or unknown, and all claims, which were or could have been asserted directly, indirectly or derivatively, in the Action, including but not limited to claims for negligence, gross negligence, recklessness, fraud (whether intentional or constructive), or violations of any federal or state securities laws, rules or regulations, arising from or based upon any acts, facts, transactions, occurrences, representations, or omissions during the Class Period in connection with, arising out of, or in any way related to the allegations of the Complaint, any violation of law in connection therewith, or any public statements concerning or relating to the Company. Class Members and Defendants stipulate and agree that, upon the Effective Date, each of the Class Members shall be deemed to, and by operation of the Final Judgment (defined below) shall, waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of (S) 1542 of the California Civil Code, which provides:

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        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of the Class Members also shall be deemed to, and upon the Effective Date and by operation of the Final Judgment shall, waive and relinquish any and all provisions, rights, and benefits conferred by any Federal law or law of any state or territory of the United States, or any principle of common law, that is similar, comparable, or equivalent to (S) 1542 of the California Civil Code. The foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part;

j. "Settled Defendants' Claims" means any and all claims of any and all Defendants' relating to the institution, prosecution, or settlement of the Action; and

k. "Settlement Fund" means $700,000 in cash and the Warrants, defined below.

l. "Warrants" means warrants to purchase two million (2,000,000) shares of Common Voting Stock of Optical Cable Corporation at any time within five years from date of issuance at an exercise price equal to the average of the closing ask prices for such Common Stock for the last fifteen (15) trading days prior to June 18, 2002, in the form of Warrant Agreement provided at Exhibit E; provided that if at any time or from time to time Optical Cable Corporation combines or reclassifies, or conducts a "reverse stock split" of, the number of its shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then the number of shares purchasable upon exercise of the Warrants shall be reduced proportionately as of the effective date of such action, and the exercise price of the Warrants shall be adjusted accordingly in a manner consistent with the terms and conditions typical of

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instruments of this type. Optical Cable Corporation shall be responsible to and will use its reasonable best efforts to register the shares of Common Stock purchasable pursuant to such Warrants for sale under the Securities Act of 1933, as amended, within a reasonable amount of time after the issuance of such Warrants;

m. "Settlement Administrator" means the firm retained by Co-Lead Counsel for Lead Plaintiffs to provide Notice to the Class and to process Proof of Claim forms;

n. "Summary Notice" means the initial Summary Notice of Pendency and Settlement of Class Action that counsel for the Company will cause to be published in the form of Exhibit A hereto;

o. "Notice" means the Notice to Class Members that Co-Lead Counsel for Plaintiffs will caused to be issued in the form of Exhibit B hereto;

p. "Proof of Claim" means the Proof of Claim incorporated in the Notice attached hereto as Exhibit B;

q. "Order of Preliminary Approval" means the Order of Preliminary Approval Pursuant to Rule 23 of the Federal Rules of Civil Procedure attached hereto as Exhibit C;

r. "Plan of Allocation" means a plan or formula of allocation of the Net Settlement Proceeds whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of Notice and Administration Costs, Taxes and Tax Expenses and the Fee Award. The Plan of Allocation is not part of the Stipulation and Defendants shall have no responsibility or liability with respect thereto;

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s.      "Final Judgment" means a judgment entered by the District Court in the
Action substantially in the form of Exhibit D hereto that contains all of the provisions of (P) 7 of this Stipulation.

t. "Notice and Administration Costs" means all costs and expenses reasonably and actually incurred in connection with providing notice to the Class (other than those costs and expenses incurred by the Company in publishing the Summary Notice at Exhibit A), locating Class Members, distributing and processing Proofs of Claim, administering and distributing the Net Settlement Proceeds to Authorized Claimants, and paying escrow fees and related costs, if any;

u. "Net Settlement Proceeds" means the amount remaining of the Settlement Fund after the payment of any Fee Award, as described in (P) 8, the payment of any Taxes and Tax Expenses, as described in (P) 4(k), and the payment of any Notice and Administration Costs;

II. TERMS AND CONDITIONS

2. Upon the Effective Date, each of the Class Members, on behalf of themselves and their respective present and former officers, directors, controlling shareholders, general partners, limited partners, parent companies, subsidiaries, trusts, divisions and affiliates, their respective successors, predecessors, assigns, heirs, executors, administrators, attorneys, servants, agents and representatives, their respective related or affiliated entities, entities in which they directly or indirectly have a controlling interest, and any and all persons natural or corporate in privity with them or acting in concert with them or any of them, and for anyone claiming through any of the foregoing entities (and regardless of whether any such Class Member submits a timely and valid Proof of Claim), shall be deemed to have, and by operation of the Final Judgment shall have,

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fully, finally, and forever released, relinquished, discharged, and covenanted not to sue all Releasees with respect to all Settled Claims and shall be permanently barred and enjoined from instituting, commencing, or prosecuting any such Settled Claim against any Releasee.

3. Upon the Effective Date, each Defendant, on behalf of itself, himself, his executor, administrator and the Releasees, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished, discharged, and covenanted not to sue any of the Class Members or their attorneys with respect to all Settled Defendants' Claims and shall be permanently barred and enjoined from instituting, commencing, or prosecuting any such Settled Defendants' Claim against any of the Class Members or their attorneys.

4.  In full and final satisfaction of the foregoing:

a. The Company agrees to pay the sum of $700,000 as follows: (i) $500,000 upon Court approval of the settlement agreement and certification of the class defined in the Amended Complaint, and (ii) $200,000 on November 1, 2002 or upon approval of the settlement agreement and certification of the Class by the Court, whichever occurs later. The $200,000 payment will bear interest at a fixed rate equal to the prime lending rate of WachoviaBank, National Association, as of and from the date of Court approval of the settlement agreement through and until the date on which it is paid. The Company shall transfer this cash component by wire transfer into an interest-bearing joint account (the "Escrow Account") as designated by Co-Lead Counsel for Lead Plaintiffs.

b.      The Company agrees to issue to Class Plaintiffs warrants
(the "Warrants") to purchase two million (2,000,000) shares of Common Voting Stock of Optical Cable Corporation at any time within five years from date of issuance at an exercise price equal to the average of the

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closing ask prices for such Common Stock for the last fifteen (15) trading days prior to June 18, 2002, in the form of Warrant Agreement provided at Exhibit E; provided that if at any time or from time to time Optical Cable Corporation combines or reclassifies, or conducts a "reverse stock split" of, the number of its shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then the number of shares purchasable upon exercise of the Warrants shall be reduced proportionately as of the effective date of such action, and the exercise price of the Warrants shall be adjusted accordingly in a manner consistent with the terms and conditions typical of instruments of this type. Optical Cable Corporation shall be responsible to and will use its reasonable best efforts to register the shares of Common Stock purchasable pursuant to such Warrants for sale under the Securities Act of 1933, as amended, within a reasonable amount of time after the issuance of such Warrants.

c. Co-Lead Counsel for Lead Plaintiffs, as Escrow Agent, shall administer the Escrow Account subject to Court oversight, and a signature from a partner of Cauley Geller and Federman & Sherwood shall be required to release deposited funds from the Escrow Account.

d. The Settlement Fund may be invested only in instruments with maturity dates that do not exceed six months and which are backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and reinvestments of the proceeds derived from such investments also are limited to similar instruments at their then-current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund. Defendants expressly shall have no responsibility, obligation or oversight over the Settlement Fund, its administration or disbursement.

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e.        The Settlement Fund shall not be disbursed except as provided in the
Stipulation unless by an order of the District Court.

f. Subject to further orders and/or directions as may be made by the District Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

g. The Settlement Fund shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as the Settlement Fund shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

h. None of the Defendants shall be required to pay any portion of the class Notice and Administration Costs, which costs shall be paid from the Settlement Fund.

i. The Parties agree to treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. (S)1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this paragraph, including the "relation-back election" (as defined in Treas. Reg. (S)1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

j. For the purpose of (S)468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described

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in Treas. Reg.(S)1.468B-2(k)). Such returns (as well as the relation back election described above), shall be consistent with the terms of this Stipulation and in all events shall reflect that all Taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund.

k. All (i) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants, the Insurer or their counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a "qualified settlement fund" for federal or state income tax purposes ("Taxes"), and (ii) expenses and costs incurred in connection with the operation and implementation of this P. 4(k) (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this (P) 4(k) ("Tax Expenses"), shall be paid out of the Settlement Funds; in all events the Defendants, the Insurers and their counsel shall have no liability or responsibility for the Taxes or the Tax Expenses or the filing of any tax returns or other document with the IRS or any other state or local taxing authority. Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg.
(S)1.468B-2(1)(2)); neither the Defendants, the Insurers nor their

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counsel are responsible nor shall they have any liability therefore or for any reporting requirements that may relate thereto. The parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Stipulation.

l. Subject to further order of and direction by, the District Court, Co-Lead Counsel for Lead Plaintiffs are authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of this Stipulation.

5. The parties to this Stipulation and their respective counsel shall use their best efforts and cooperate fully with one another in (a) preparing and executing all documents necessary to effectuate the Settlement contemplated by this Stipulation; (b) seeking first preliminary and then final District Court approval of the Settlement; and (c) effecting the full consummation of the Settlement in accordance with their respective responsibilities set forth herein.

6. Promptly after execution of this Stipulation, the parties shall submit this Stipulation to the District Court and shall jointly present to the District Court the proposed Order of Preliminary Approval, which, among other things:

a. Preliminarily approves the terms of the Settlement contemplated by this Stipulation;

b.        Certifies the Class solely for purposes of the Settlement;

c. Schedules a hearing date to determine whether the Settlement proposed by this Stipulation is fair, reasonable, and adequate and whether the District Court should enter final judgment finally approving such Settlement (the "Final Approval Hearing");

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d.        Directs for a Summary Notice substantially in the form annexed hereto as Exhibit A (the "Summary Notice") to be published by the Company once in the national edition of The Wall Street Journal.

e. Provides for notice of the proposed Settlement and the Final Approval Hearing to be sent by Co-Lead Counsel for Lead Plaintiffs or by the Settlement Administrator to all members of the Class that can be identified through a reasonable effort, by mail, in a form substantially the same as the document attached hereto as Exhibit B (the "Notice");

f. Provides that any requests for exclusion from the Class be submitted in the manner set forth in the Notice and by the time specified by the District Court, but in no event later than 10 business days prior to the Final Approval Hearing.

g. Provides that any person who is legally entitled to object, and who desires to object to the approval of the proposed Settlement, Plan of Allocation, or the application for attorneys' fees and expenses, and entry of a final judgment of approval in the form attached hereto as Exhibit D (the "Final Judgment"), must appear at the Final Approval Hearing and show cause why the proposed Settlement should not be approved as fair, reasonable and adequate, and why said Final Judgment should not be entered approving the Settlement.

h. Provides that objections to the Settlement shall be heard at the Final Approval Hearing; and that objectors must file with the District Court written notice of their intention to appear and must file, and serve Co-Lead Counsel for Lead Plaintiffs and Defendants' counsel with copies of, all papers in support of their objections by a date prior to that hearing specified by the District Court, but in no event later than 10 business days prior to that hearing, or else be deemed to have waived and be forever foreclosed and barred from asserting such objections.

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i.        Provides that Class Members must timely submit a qualifying Proof of
Claim or else be forever barred from receiving any payment from the Net Settlement Proceeds notwithstanding that they will be bound by all other aspects of any judgment finally approving the Settlement.

j. Provides that pending final determination as to whether the Settlement as set forth in this Stipulation should be approved, no Class Member shall commence, prosecute, pursue or litigate any Settled Claim against any Releasee, whether directly, representatively or in any other capacity, and whether or not any such Class Member has appeared in the Action.

7. If the District Court grants final approval of the Settlement embodied in this Stipulation, the parties to this Stipulation shall submit to the District Court pursuant to Rule 23 of the Federal Rules of Civil Procedure a proposed Final Judgment in a form substantially the same as the document attached hereto as Exhibit D, which:

a. Approves this Settlement as fair, reasonable and adequate as to members of the Class, and directs the consummation and performance of the terms of this Stipulation;

b.        Approves the Plan of Allocation;

c. Provides that all Class Members who do not exclude themselves from the Class in the manner and by the time specified in the Order of Preliminary Approval shall be Class Members and be deemed to have released the Releasees from the Settled Claims in accordance with the terms of this Stipulation and the Final Judgment and shall be forever barred from prosecuting any action against the Releasees asserting the Settled Claims;

d.        Dismisses the Action with prejudice;

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e.        Provides that the Releasees are released and discharged by the Final
Judgment from the Settled Claims and that Class Members and their attorneys are released and discharged by the Final Judgment from the Settled Defendants' Claims;

f. Awards counsel fees and expenses to plaintiffs' counsel or reserves jurisdiction with respect thereto; and

g. Without affecting the finality of the Final Judgment, reserves jurisdiction over consummation, performance, enforcement and administration of the Settlement.

8. On or before the date for the Final Approval Hearing, Co-Lead Counsel for Lead Plaintiffs shall serve and file a motion for an award of attorneys' fees and reimbursement of expenses (including experts' fees and expenses) to be paid out of the Settlement Fund (the "Fee Award"). The parties to this Stipulation have had no discussions concerning any Fee Award, except that the parties have agreed that those fees and expenses will be paid only out of the Settlement Fund. Defendants agree that they will take no position with regard to such an application for a Fee Award of up to thirty percent of the value of the Settlement Fund. The procedure for, and the allowance or disallowance by the District Court of, any application for an award of attorneys' fees and reimbursement of expenses to be paid out of the Settlement Fund are not part of the Settlement and are to be considered by the District Court separately from the District Court's consideration of the fairness, reasonableness and adequacy of the Settlement, and any order or proceedings relating to the Fee Award, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Settlement or to affect or delay the finality of the Order and Final Judgment. All fees and expenses (including experts' fees and expenses) awarded by the District Court to plaintiffs' counsel shall be paid out

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of the Settlement Fund upon entry of the Final Judgment to Co-Lead Counsel for
Lead Plaintiffs for distribution to plaintiffs' counsel at the sole discretion of Co-Lead Counsel for Lead Plaintiffs in accordance with the work performed by plaintiffs' counsel and the benefit provided to the Class. In the event that the Settlement does not become effective, or the Final Judgment is reversed or modified, or the Settlement is cancelled or terminated for any other reason, and in the event that the attorneys' fees and expenses have been paid to any extent, then Co-Lead Counsel for Lead Plaintiffs shall be jointly and severally liable for, within five (5) business days from receiving notice from counsel for any Defendant or from a court of appropriate jurisdiction, refunding to the Settlement Fund the fees, expenses, and costs previously paid to them and other plaintiffs' counsel from the Settlement Fund plus interest thereon from the time of withdrawal to the date of refund at the same rate as earned on the Settlement Fund. Co-Lead Counsel for Lead Plaintiffs and other plaintiffs' counsel, as a condition to receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the District Court for purposes of enforcing the provisions of this paragraph.

9. In the event that the Settlement and/or any orders proposed jointly by the parties relating thereto are not approved by the District Court substantially in the form submitted, or approval of the Settlement and/or such orders are modified or reversed in any material respect by any appellate or other court, Lead Plaintiffs and the Company shall have the right to terminate the Settlement by providing written notice to all parties within thirty (30) days from the denial, modification or reversal of its approval of the Settlement by the District Court or from the modification or reversal of the approval of the Settlement in any material respect by any such

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appellate or other court. In that event, this Stipulation and all orders entered in connection with it shall become null and void and of no further force and effect with respect to Defendants and Lead Plaintiffs, except that the provisions of paragraphs 12 and 17 of this Stipulation shall take effect.

10. The "Effective Date" of the Settlement contemplated by this Stipulation shall be the later of the date, after entry of the Final Judgment contemplated by paragraph 7 above, when (a) the time to file a motion to alter or amend the Final Judgment has expired without any such motion having been filed, (b) the time to seek review of or appeal from the Final Judgment has expired without any such review or appeal having been sought or taken, or (c) if such motion to alter or amend is filed or if such review or appeal is sought or taken, the last of such motion, review or appeal shall have been finally determined in such a manner as to permit the implementation of the Settlement according to the terms set out in this Stipulation.

11. If the Effective Date occurs, the Settlement Fund shall be distributed as follows:

a. to the extent not already paid pursuant to paragraph 9, all Taxes, Tax Expenses, Notice and Administration Costs and payment of plaintiffs' counsel fees and related expenses (including experts' fees and expenses and compensatory awards), shall be payable out of the Settlement Funds; and

b. after the distributions contemplated by subparagraph (a), the remaining Settlement Fund (the "Net Settlement Proceeds") shall be distributed to Authorized Claimants in accordance with the Plan of Allocation and subject to the following:

                    i. Each Class Member who wishes to make a claim against the Net Settlement Proceeds shall be required to submit to the settlement

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                    administrator identified in the Notice annexed hereto as
                    Exhibit B (the "Settlement Administrator") a completed Proof of Claim postmarked by the date set by the District Court.

               ii. Except as otherwise ordered by the District Court, Class Members who fail to submit a qualifying Proof of Claim on a timely basis shall be forever barred from receiving any payment from the Net Settlement Proceeds, but will in all other respects be subject to and bound by the provisions of this Stipulation, the Final Judgment and any orders entered in connection therewith, including the releases contained in said documents, and will be barred from commencing, prosecuting, pursuing, or litigating any Settled Claim against any Releasee, whether directly or indirectly, representatively, or in any other capacity.

               iii. The Plan of Allocation shall be considered by the District
                    Court separately from the District Court's consideration of the fairness, reasonableness and adequacy of the Settlement. Notwithstanding the provisions of paragraph 9 of this Stipulation, any order or proceeding relating to the Plan of Allocation, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to allow the parties hereto to terminate or cancel this Stipulation, or be grounds for delaying the approval or the entry of, or for modifying or otherwise affecting the Settlement, this

                    Stipulation, the Final Judgment or any other order entered pursuant to this Stipulation.

c. Defendants shall not have any reversionary interest in the cash component of the Settlement Fund and any cash balance in the Net Settlement Proceeds remaining one (1) year after the initial distribution to the Authorized Claimants shall be contributed to not-for-profit entities organized under
Section 501(c)(3) of the Internal Revenue Code and existing in the Roanoke Valley, as may be jointly agreed by Co-Lead Counsel for Lead Plaintiffs and counsel for the Company, and as approved by the District Court. Any Warrants issued to the Class but not distributed to any Authorized Claimants pursuant to the approved Plan of Allocation one (1) year after the initial distribution shall be returned to the Company and cancelled.

12. If the Effective Date does not occur, or the Settlement contemplated by this Stipulation is voided or terminated, (a) the entire amounts (Settlement
Fund) paid by the Company pursuant to paragraph 4 above (including all interest that has accrued thereon), less (i) Notice and Administration Costs and (ii) Taxes and Tax Expenses that have been paid from the Escrow Account, shall be promptly returned to the Company; and (b) the parties will be restored to their respective positions existing immediately prior to the execution of this Stipulation.

13. Except for the Company's obligations to pay the amounts set forth in paragraph 4, the Defendants shall have no responsibility for, interest in, or liability whatsoever with respect to the administration of the Settlement or disbursement of the Settlement Fund, including without limitation the administration, investment or distribution of the Escrow Account or the Net Settlement Proceeds, the determination or implementation of the Plan of Allocation, the determination, administration, calculation or payment of claims, the payment or withholding of taxes in connection with any of the foregoing, or any losses incurred in connection with any of the foregoing.

14. Counsel for each of the Defendants shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms; provided, however, that such cooperation shall under no circumstances be construed to give rise to any responsibility for, interest in, or liability whatsoever on the part of any Defendant for any matter related to the administration of the Settlement (including without limitation the matters set forth in paragraph 12 above).

15. The Company agrees to request from its transfer agent a list of its shareholders sufficient to permit Co-Lead Counsel for Lead Plaintiffs to direct notices to the Class of the proposed Settlement. The Company further agrees to direct its transfer agent to cooperate with Co-Lead Counsel for Lead Plaintiffs in providing any information necessary to notify Class Members of the proposed Settlement. In agreeing to the foregoing, it is understood and agreed that any costs associated with obtaining such information from the Company's transfer agent shall not be the responsibility of the Defendants, or any of them but rather, such costs are to be paid from the Settlement Fund.

16. The Company may withdraw from the Settlement prior to the Final Approval Hearing in the event that the beneficial owners of greater than ten percent (10%) of the number of shares of the Company common stock purchased during the Class Period timely and validly request exclusion from the Class. Copies of all requests for exclusion from the Class, together with copies of all written revocations of such requests for exclusion, shall be delivered by Co-Lead

Counsel for Lead Plaintiffs to counsel for the Defendants no fewer than five (5) business days before the Final Approval Hearing.

17. This Stipulation and the Settlement provided for herein, whether or not consummated, and all related negotiations, statements, and proceedings constitute an attempt to compromise disputed claims, are encompassed by Rule 408 of the Federal Rules of Evidence and analogous state rules of evidence, and are not and shall not in any event be:

a. construed as or deemed to be evidence of a presumption, concession or admission by any one or more of the Defendants of the truth of any fact alleged or the validity of any claim which has or could have been asserted in any litigation, or the deficiency of any defense which has or could have been asserted in any litigation, or of any liability, fault, wrongdoing or otherwise of any Defendant or as a presumption, concession or an admission of any infirmity of any defense asserted by any Defendant; or

b. offered or received as evidence of a presumption, concession or admission of any fault, misrepresentation or omission in any statement or written document approved or made by any Defendant; or

c. offered or received as evidence of a presumption, concession or admission of any liability, fault or wrongdoing alleged or in any way referred to by any of the parties in the Action or in any other civil, criminal or administrative action or proceeding other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; or

d. construed as an admission or concession by anyone that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial or construed as an admission or concession by anyone against the Class Members or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the value of the Settlement Fund.

18. All counsel executing this Stipulation and any of the Exhibits hereto warrant and represent that they are fully authorized to enter into the terms and conditions of, and to execute, such documents on behalf of their respective clients.

19. This Stipulation and its Exhibits may be executed in one or more counterparts, all of which together shall be considered one instrument, and all of which shall be considered duplicate originals.

20. This Stipulation may be amended or modified only by a written instrument signed by all the signatories hereto, their principals or their principals' respective successors-in-interest.

21. This Stipulation, and all Exhibits hereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the choice-of-law rules thereof.

22. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by Class Members against the Releasees with respect to the Settled Claims. Accordingly, all parties to this Stipulation agree that none of them will assert in any forum that the litigation was brought or defended in bad faith or without a reasonable basis, under Federal Rule of Civil Procedure 11 or otherwise. No press release or other public statement to that effect shall be made by any party hereto or any party's counsel, except as may be agreed to by the parties hereto.

23. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

24. All recitals contained in this Stipulation are incorporated into and deemed to be part of the substantive provisions hereof as if fully set forth therein.

25. The District Court shall retain jurisdiction over the Action, including without limitation over all matters arising from or related to the Stipulation and the Settlement, and all parties hereto submit to the jurisdiction of the District Court for such purposes.

26. The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

27. This Stipulation, and the exhibits attached hereto, constitutes the entire agreement among the parties hereto, and supersede all prior oral or written agreements, representations, and understandings among the parties concerning the subject matter hereof, except that any and all provisions of the MOU that are expressly incorporated herein shall survive as set forth herein.

28. Whenever this Stipulation requires or contemplates that one party give notice to another, or notice shall be otherwise required by law, notice should be provided by personal delivery, by fax, or by a national overnight carrier to the party's counsel as listed at the end of this Stipulation.

FOR LEAD PLAINTIFFS AND THE CLASS


By /s/ William B. Federman
   -----------------------------------
William B. Federman
Stuart W. Emmons
FEDERMAN & SHERWOOD
120 N. Robinson Ave., Ste. 2720
Oklahoma City, OK 73102


Steven E. Cauley
CAULEY, GELLER, BOWMAN & COATES, LLP
11311 Arcade Drive
Little Rock, AR 72212
(501) 312-8500

       Co-Lead Counsel for Lead Plaintiffs and the Class


By /s/ Jefrrey H. Krasnow
   -----------------------------------
Jeffrey H. Krasnow (VSB 12736)
JEFFREY H. KRASNOW & ASSOCIATES, P.C.
301 W. Campbell Avenue
P.O. Box 120
Roanoke, VA 24002-0120

       Liaison Counsel for Lead Plaintiffs and the Class

FOR OPTICAL CABLE CORPORATION,  KENNETH W. HARBER AND LUKE J. HUYBRECHTS


By /s/ James R. Creekmore
   -----------------------------------
William B. Poff (VSB 03477)
Michael F. Urbanski (VSB 20700)
James R. Creekmore (VSB 36246)
WOODS ROGERS & HAZLEGROVE, PLC
P. O. Box 14125
Roanoke, Virginia 24038-4125

Michael D. Warden
SIDLEY AUSTIN BROWN & WOOD LLP
1501 K Street, NW
Washington, D.C. 20005

     Counsel for Optical Cable Corporation, Kenneth W. Harber and
     Luke J. Huybrechts


FOR ROBERT KOPSTEIN


By /s/ William W. Terry,  III
   -----------------------------------
William W. Terry, III
WETHERINGTON MELCHIONNA TERRY DAY & AMMAR
1100 BB&T Bank Building
Roanoke, Virginia 24011

     Counsel for Robert Kopstein